MAINE FOREST CARBON INVESTMENT TO PROMOTE LAND CONSERVATION & SUSTAINABLE MANAGEMENT[1]

Contemplated Regulation A Offering For Securities in New Company Organized by Planetary Emissions Management Inc. ("PEM")

- PEM will form a new company, the Planet Alpha Fund ("PAF"), to create the next generation of carbon credits – based on direct measurement, not estimation – to be sold to the public, including voluntary and compliance buyers.

- PAF will invest in Maine forest properties with management objectives ranging from conservation to wood products production for the purposes of carbon trading.

- PAF will use a scientifically rigorous PEM measurement technology for short- and long- term monitoring, verification, and accounting of sequestered metric tons of forest CO_2 as the basis for its carbon trading products.

- Updated carbon trading technology and resulting products should promote land conservation and sustainable management across diverse forest types.

The Offering: 500,000 Class A Shares at $10 per share

- PAF intends to offer 500,000 "Class A" Shares at $10 per share which will receive a preferred return up to the initial investment. Other share classes may apply depending on the project goals.

- PEM will provide direct measurement and accounting of forest carbon over short and long term intervals using systems created by PEM on a royalty-free basis.

Contact
Planetary Emissions Management, Inc.
711 Atlantic Avenue
Lower Level
Boston, MA 02111
(855) 254-5055 x-101 • www.pemforest.com

[1] No money or other consideration is being solicited, and if sent in response, will not be accepted. No sales of the securities will be made or commitment to purchase accepted until delivery of an offering circular that includes complete information about the issuer and the offering. An indication of interest made by a prospective investor involves no obligation or commitment of any kind. Bruno D.V. Marino is the CEO of Planetary Emissions Management, Inc. PEM Inc. is a greenhouse gas services and technology company addressing management of atmospheric composition and greenhouse gas markets worldwide (www.pem-carbon.com).

Forest carbon sequestration project takes root in Shabunda region, DRC, Africa, with a focus on sustainability for future generations

The City of Shabunda, nestled within a curve of the Ulindi River, hosts 250,000 inhabits while dense forests to the north are sparsely settled. How could forest carbon sequestration programs be financed and benefit the forests and future generations of the region? The Shabunda Forest Carbon Project attempts to answer these questions.

CAMBRIDGE, Mass. & SHABUNDA, Congo, The DR of - July 3, 2017 - *PRLog* -- The Shabunda Forest Carbon Project, now underway with the Groupe d'Intervention pour l'Encadrement et la Réhabilitation Intégrale (GIERI), Bukavu, DRC, Africa, and Planet Alpha Corp. (PoC), Cambridge, MA, USA, intends to shape the future by tempering development with forest management. The proposed project, located in the north-east area of the Shabunda Territory, provides payment to landowners upfront and annually for sequestered carbon measured directly in the forest. Unique project sequestration products will be available as carbon offsets to buyers worldwide. With no project cost to the landowners the revenue will be used to improve health and nutrition, while disincentivizing forest destruction.


GIERI Shabunda Project
Shaunda Forest Carbon Project Area

Executive Director of GIERI/Landcare Network, DRC, Patrick Kaka remarked, "Many years ago the territory of Shabunda was not accessible and was isolated, however, the gift of our natural resources consisting of dense virgin forest and fauna is now highly valued by the global community; we look forward to working with PoC to realize our natural heritage and to empower our community."

The project area covers about 25,000 square kilometers between the Kahuzi-Biega National Park to the north and the Maniema region to the west. The project is working through the procedural and logistic details required including concurrence with national, subnational and tribal leaders.

"Forest carbon is an ecosystem treasure that has yet to be fully valued for its benefits to landowners and stewards in a world embedded in silicon, forest destruction and a rush to colonize Mars; indeed we know more about a handful of Martian rocks than we do about the genetics of trees in Shabunda," remarked Bruno D.V. Marino, CEO and Founder of PoC. "Our focus is the long-term sustainability of the region over the coming decades, a crucial time for realization of climate change management for Africa and the Earth," said Marino. The project time horizon is long-term but divided into ten year intervals to allow for project adjustments.

Planet Alpha Corp., based in Cambridge, MA, USA, is commercializing measurement of forest carbon sequestration across large scales, reducing cost, improving data capture, analysis and monetization. Methane and nitrous oxide will also be measured. The financing for the project is expected to come, in part, from a Regulation A+ Tier II filing that PoC is undertaking to combine innovative finance with GHG trading, both objectives of the Paris Agreement.

About Groupe d'Intervention pour l'Encadrement et la Réhabilitation Intégrale (GIERI) (http://www.gieri.org) is an established non-profit organization working to improve the lives of communities in the eastern DRC region (info@gieri.org).

About Planet Alpha Corp. (PoC) (http://www.planetalphaforest.earth) is an early stage greenhouse gas services and technology company addressing management of atmospheric composition and greenhouse gas markets worldwide (info@planetalphaforest.earth).

"DISCLAIMER: Planet Alpha Corp. is contemplating an offering of securities under Tier 2 of Regulation A. No money or other consideration is being solicited, and if sent in response, will not be accepted. No offering to buy the securities can be accepted and no part of the purchase price can be received until the offering statement, filed by the company with the Securities and Exchange Commission ("SEC"), has been qualified by the SEC. Any such offer may be withdrawn or revoked without obligation or commitment of any kind, at any time before notice of its acceptance given after the date of qualification. An indication of interest involves no obligation or commitment of any kind.

Contact
Bruno D.V. Marino PhD, CEO, Planet Alpha Corp.
Patrick Kaka, Executive Director, GIERI
PAC +1 8572640975, GIERI +243856436279
***@planetalphaforest.earth

Photo:
https://www.prlog.org/12650063/1

--- End ---

Source : Planet Alpha Corp., GIERI asbl
Email : ***@planetalphaforest.earth
Tags : Carbon Trading, Carbon Finance, Regulation A+ Tier II, Forest Carbon, Climate Change, Biodiversity, Deforestation, Forest Conservation
Industry : Environment, Finance, Society
Location : Cambridge - Massachusetts - United States
Shabunda - South-Kivu Province - Congo, The DR of
Subject : Projects

English ▾ 24/7 Assistance +1 857-284-0975

Planet Alpha Corp
FOREST CARBON LEGACY

*DISCLAIMER:

Planet Alpha Corp. is seeking indications of interest concerning a prospective securities offering.

Any indication of interest involves no obligation or commitment of any kind. No money or other consideration is being solicited at this time, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement is qualified, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, and any time before notice of its acceptance given after the qualification date.

After qualification of the offering by the SEC, you should carefully review the offering circular before making any investment decision.

Reserve Shares In Our Regulation A+, Tier II Offering*

$10 PER SHARE

With your investment we are developing forest carbon projects, creating new verified forest carbon products and supporting landowners around the world.

Our goal of reversing deforestation is achievable but only with your help.

RESERVE YOUR SHARES

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PαC Forest Carbon Legacy

How to Get Started on Your Sequestration Project With Online Documentation

Register Your Project Online

PαC will send you a Letter of Introduction and Project ID within 24 hours. We will schedule a follow up call to discuss your project. A Memorandum of Understanding, a Project Listing Agreement, a Project Management Agreement and site visit are typically required to initiate a project.

Register Your Project

and get started in minutes

RESERVE SHARES TODAY

PαC Forest Carbon Legacy

How to Get Started on Your Sequestration Project With Online Documentation

Register Your Project Online

PαC will send you a Letter of Introduction and Project ID within 24 hours. We will schedule a follow up call to discuss your project. A Memorandum of Understanding, a Project Listing Agreement, a Project Management Agreement and site visit are typically required to initiate a project.

Register Your Project

and get started in minutes



ATM: -8 ‰
PLANTS: -10 to -25 ‰
Plant, Soil C -28 ‰
13C Represents "Biogenic" Carbon Separate From Fossil Fuel Carbon
Thousands of Field Measurements per Year
RADIOGENIC ATM SOURCE
14 C
RAREST
ATM: +50 ‰
FOSSIL FUEL: -1000 ‰
+50
Coal, Oil, Natural Gas, Fuels -1000 ‰
+50 14C
Quantitative Tracer for Anthropogenic Fossil Fuel CO_2 Emissions
14C Measurements Are Required to Track Anthropogenic Emissions and Reductions
Too Few Data Exist To Manage and Control Anthropogenic Emissions

The middle column provides highlights of their global presence.

The right column provides information on the relative number of measurements made for each type of CO_2.

Planet Alpha's approach is to make direct and high frequency measurement for the three forms of CO_2 across the geographic project boundary.

Learn More

PαC Current Projects

Pending Projects





Le Carbone de l'Afri...



Friends of Maasai M...

Projects Under Development



Ghana

More details coming soon....

Invest in Humanity by Managing the Earth

We're investing in forestland and supporting landowners around the world. We create new forest carbon products that are verified and available to buyers worldwide. Our goal of reversing deforestation is achievable but only with your help.

We're trying to help families and communities succeed.

Your investment may help landowners keep their land, so they can live sustainably and provide for their needs and stabilize their communities.

With PαC you may have the opportunity to earn a return on your investment (see our Regulation A+ Offering Announcement) while making the Earth a more resilient planet now and for future generations.

How It Works

Recent News

Invest in Humanity by Managing the Earth

We're investing in forestland and supporting landowners around the world. We create new forest carbon products that are verified and available to buyers worldwide. Our goal of reversing deforestation is achievable but only with your help.

We're trying to help families and communities succeed.

Your investment may help landowners keep their land, so they can live sustainably and provide for their needs and stabilize their communities.

With PαC you may have the opportunity to earn a return on your investment (see our Regulation A+ Offering Announcement) while making the Earth a more resilient planet now and for future generations.

How It Works

Recent News

Planet Alpha Corp
FOREST CARBON LEGACY

Planet Alpha goes beyond the "promise" of climate change policy to the "practice" of climate change management through action.

We provide project applications across diverse regions of the planet for investors and consumers for our directly measured and verified unique greenhouse gas products.

PEM COLLABORATORS HAVE INCLUDED:

LISTINGS



Pending Projects

Projects Under Development

RECENT NEWS

Forest carbon sequestration project takes root in Shabunda region, DRC, Africa, with a focus on sustainability for future generations
July 9, 2017

CO2 Flux Network for 2+ Million Acre Democratic Republic of Congo Forest Carbon Sequestration Projects Proposed to Reverse Deforestation with Economic Benefits
November 25, 2016

Ghanaian Agroforestry, Water, Sanitation and Greenhouse Gas (GHG) Management Goals for Unique Partnership–Press Release
November 6, 2016



Reserve Shares

*Disclaimer:

Planet Alpha Corp. is seeking indications of interest concerning a prospective securities offering.

Any indication of interest involves no obligation or commitment of any kind. No money or other consideration is being solicited at this time, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement is qualified, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, and any time before notice of its acceptance given after the qualification date.

After qualification of the offering by the SEC, you should carefully review the offering circular before making any investment decision.

AFRICA CARBON INVESTMENT TO PROMOTE LAND CONSERVATION & SUSTAINABLE MANAGEMENT *

Regulation A+ Tier II Offering for Securities in Planet Alpha Corp. (PαC)

INNOVATIVE CLIMATE FINANCE TO SUPPORT IMPLEMENTATION OF THE PARIS AGREEMENT

THE OFFERING:
$5,000,000 PREFERRED SERIES A SHARES

$10 PER SHARE





Additional Information

PαC was created to develop the next generation of carbon credits, based on direct measurement, not estimation, to be sold to the public, including voluntary and compliance buyers worldwide.

- PαC will use investments to develop forest project portfolios on the African continent with management objectives ranging from conservation, protection of Indigenous Peoples and their land to working forests and agricultural production for the purposes of carbon trading.
- PαC will utilize a scientifically rigorous measurement technology for short – and long – term measurement, verification, and accounting of sequestered metric tons of forest CO_2 as the basis for its carbon trading products.
- The utilization of updated carbon trading technology and resulting products should promote land conservation and sustainable management across diverse forest types. There are no direct costs to the landowner.
- PαC will provide direct measurement and accounting of forest carbon over short and long term intervals using systems created by Planetary Emissions Management Inc.

Reserve Shares In Our Forest Carbon Regulation A+, Tier II Offering

Reserve Shares In PαC's Forest Carbon Regulation A+, Tier II Offering*

WITH YOUR INVESTMENT WE DEVELOP FORESTLAND PROJECTS AND SUPPORT LANDOWNERS AROUND THE WORLD

Our goal of reversing deforestation is achievable but only with your help.

The Regulation A+ offers innovative climate finance and carbon trading with new investment products.

We invite individuals, corporations, and foundations to establish new GHG markets.

Our approach develops positive impact finance for people and the planet.

Our Approach

Our approach aligns climate investment with climate targets, specifically the < 2°C increase in global surface temperature compared to pre-industrial times, identified by the Paris Climate Agreement now ratified by 150 countries.

PαC links the needs of landowners to the risks of climate change with societies and economies around the world.

While carbon markets have declined since 2011 the sentiment to act is global, real and ready for renewed growth.

PαC is positioned to recast carbon markets with *direct measurement of carbon storage* in contrast to existing protocols that rely upon estimation in lieu of measurement.


Planet Alpha Corp
FOREST CARBON LEGACY
• LANDOWNER AGREEMENTS
• INVESTMENT
SoS
• MEASURE GHG'S
• ANALYZE DATA
• BIOSPHERE BOX PORTFOLIO'S
• REGISTRY
• STORAGE
• AVOIDANCE
• GLOBAL MARKETS
• ROI
SALES
www.PlanetAlphaForest.earth

Our approach involves four steps:

1. Enter into landowner agreements involving tangible real estate and goals to increase carbon storage.
2. Directly measure GHG's with innovative 24/7 automated technology anywhere.
3. Quantify carbon storage over time.
4. Create and sell new carbon products linked to verified measurement.

- Carbon and its dynamics are no longer invisible, particularly for fossil fuel CO_2 produced by the transportation and energy sectors worldwide.
- The PαC approach provides investors with metrics that define impact in the short- and long-term matching a spectrum of investment outlooks.
- Our green growth will only be as robust as human action to effectively manage the natural resources required for future generations; we incentivize individuals to create growth opportunities that benefit all stakeholders.
- Policy progress and political shocks – the PαC approach is founded on rigorous direct measurement with economic drivers offering insulation to political shocks (e.g., Brexit, US withdrawal from the Paris Agreement, other political events) for our projects.
- The PαC approach values and prices carbon and other GHG's based on a combination of sequestration metrics, cultural value of Indigenous Peoples and their rights, biodiversity and the land itself resulting in a spectrum of prices for PαC offsets that are accessible to every person on the planet.
- Identifying green growth – the PαC approach will develop a new securities index to assist investors in selection of the highest quality directly measured green opportunities.
- We believe the GHG markets are poised for a restart with new markets and investor universes to engage.
- The PαC approach resonates with the the low-carbon market presenting hybrid approaches not viable previously.


GMP Sensor Nodes
Satellite Uplink
•Direct Measurement Forest Carbon Protocol (DMFCP)
•Diversified Portfolio of Projects
•Verified Carbon Financial Instruments
Revenue $
GLOBAL MONITOR PLATFORM
System of Systems (SoS) Network

- Our patented System of Systems approach lowers measurement cost, increases efficiency and opens online access to local-to-global carbon storage dynamics 24/7 anywhere on the planet.

We're trying to help families and communities succeed in every country on the planet.

Your investment will be used to develop projects that reverse and slow the rate of forest destruction everywhere. When forests are managed and destruction is reversed forest growth locks in carbon and when measured correctly becomes a directly verified asset for carbon markets.

Your investment will be used to help landowners keep their land so they can live sustainably, provide for their needs and stabilize their communities. When landowners are able to make a living and manage their land we all prosper.

Your investment will be also used to develop projects that assist Indigenous Peoples remain on their land thus avoiding GHG emissions that take place when forestland is destroyed for commercial development.

Your investment will enable diverse forest carbon projects across African countries and across all types of landscapes. The products resulting from PαC direct carbon measurement will be sold to voluntary and compliance buyers worldwide via the internet.

With PαC you may earn a return on your investment while making the Earth a more resilient planet now and for future generations.

Reserve Shares In Our Forest Carbon Regulation A+, Tier II Offering